Exhibit 5.1

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105-0921

Tel 415.393.8200

www.gibsondunn.com

April 9, 2021

Eledon Pharmaceuticals, Inc.

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

Re:	Eledon Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Eledon Pharmaceuticals, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 8,246,810 shares of Common Stock consisting of (i) 4,860,000 shares of Common Stock issuable pursuant to 2020 Long Term Incentive Plan (the “2020 Plan”), (ii) 1,611,919 shares issuable pursuant to previously announced stand-alone stock option awards granted as inducement awards for newly hired employees (the “Outstanding Inducement Grant Awards”), (iii) 428,500 shares that may be issued as stand-alone stock option awards to be granted as future inducement awards for newly hired employees under the form of Non-Qualified Stock Option Inducement Award Agreement (the “Inducement Award Agreement”) and (iv) 1,346,391 shares of Common Stock potentially issuable upon the exercise of stock options assumed by the Company on September 14, 2020 in connection with the Company’s acquisition of Anelixis Therapeutics, Inc. (the “Assumed Option Awards,” and together with the 2020 Plan, the Outstanding Inducement Grant Awards, and the Inducement Award Agreement, the “Plans”).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the respective Plans and against payment therefor, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP